    As filed with the Securities and Exchange Commission on April 28, 1998.
                                                 Registration No. 333-
================================================================================




                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                _______________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                _______________

                        THE BLACK & DECKER CORPORATION
            (Exact name of registrant as specified in its charter)

             MARYLAND                                52-0248090
   (State or other jurisdiction of      (I.R.S. Employer Identification No.)
   incorporation or organization)

                              701 EAST JOPPA ROAD
                            TOWSON, MARYLAND  21286
                   (Address of principal executive offices)

             THE BLACK & DECKER NON-EMPLOYEE DIRECTORS STOCK PLAN
                           (Full title of the plan)

                          CHARLES E. FENTON, ESQUIRE
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                        THE BLACK & DECKER CORPORATION
                              701 EAST JOPPA ROAD
                            TOWSON, MARYLAND  21286
                                (410) 716-3900
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                          Glenn C. Campbell, Esquire
                           Miles & Stockbridge P.C.
                                10 Light Street
                          Baltimore, Maryland  21202
                                (410) 727-6464

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
                                                    Proposed     Proposed maximum
                                                    maximum          aggregate      Amount of
     Title of securities        Amount to be     offering price      offering      registration
       to be registered          registered      per share (1)       price (1)         fee
-----------------------------------------------------------------------------------------------
Common Stock, par value $.50
 per share....................       100,000           $51.85        $5,185,000         $1,600
-----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 based on the average of the high and low sales prices per share of the Common Stock on April 23, 1998.

================================================================================

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   Incorporation of Documents by Reference.
          ---------------------------------------

     The following documents filed by The Black & Decker Corporation (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference and made a part hereof:

     (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by the Registrant's Form 10-K/A filed with the Commission on March 30, 1998; and

     (b) The Registrant's Current Reports on Form 8-K filed with the Commission on January 27, 1998 and April 15, 1998.

     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


ITEM 4.   Description of Securities.
          -------------------------

     Not Applicable


ITEM 5.   Interests of Named Experts and Counsel.
          --------------------------------------

     Not Applicable

ITEM 6.   Indemnification of Directors and Officers.
          -----------------------------------------

     The Maryland General Corporation Law authorizes Maryland corporations to limit the liability of directors and officers to the corporation and its stockholders for money damages except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit actually received, (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or (iii) in respect of certain other actions not applicable to the Corporation. The Registrant's Charter limits the liability of directors and officers to the fullest extent permitted by the Maryland General Corporation Law.

     The Maryland General Corporation Law also authorizes Maryland corporations to indemnify present and past directors and officers of the corporation or of another corporation for which they serve at the request of the corporation against judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in respect of which the director or officer is adjudged to be liable to the corporation) in which they are made parties by reason of being or having been directors or officers, unless it is proved that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Maryland General Corporation Law also provides that, unless limited by the corporation's charter, a corporation shall indemnify present and past directors and officers of the corporation who are successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against reasonable expenses (including attorneys' fees) incurred in connection with the proceeding. The Registrant's Charter does not limit the extent of this indemnity.

     The By-Laws of the Registrant permit indemnification of directors and officers to the fullest extent permitted by the Maryland General Corporation Law, and the Registrant's directors and officers are covered by certain insurance policies maintained by the Registrant.

ITEM 7.   Exemption from Registration Claimed.
          -----------------------------------

     Not Applicable


ITEM 8.   Exhibits.
          --------

Exhibit No.    Description of Exhibit
-----------    ----------------------

      4 The Black & Decker Non-Employee Directors Stock Plan, included as Exhibit A to the Corporation's definitive Proxy Statement for the 1998 Annual Meeting of Stockholders held on April 28, 1998, is incorporated herein by reference.

      5        Opinion of Miles & Stockbridge P.C.

     23 Consent of Independent Auditors (the consent of counsel is included in Exhibit 5).

     24        Powers of Attorney.


ITEM 9.   Undertakings.
          ------------

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     Provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or

Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Towson, State of Maryland, on April 28, 1998.


                              THE BLACK & DECKER CORPORATION

                              By:/s/ CHARLES E. FENTON
                                 ---------------------------
                                     Charles E. Fenton
                                     Senior Vice President and
                                     General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       Signature                        Title                    Date
       ---------                        -----                    ----

Principal Executive
Officer

/s/ NOLAN D. ARCHIBALD          Chairman, President         April 28, 1998
------------------------
    Nolan D. Archibald          and Chief Executive
                                Officer

Principal Financial
Officer

/s/ THOMAS M. SCHOEWE           Senior Vice President       April 28, 1998
------------------------
    Thomas M. Schoewe           and Chief Financial
                                Officer

Principal Accounting
Officer

/s/ STEPHEN F. REEVES           Vice President and          April 28, 1998
---------------------
    Stephen F. Reeves           Controller

     This Registration Statement also has been signed by the following Directors, who constitute a majority of the Board of Directors:

     Nolan D. Archibald/*/               Alonzo G. Decker, Jr./*/
     Norman R. Augustine/*/              Anthony Luiso/*/
     Barbara L. Bowles/*/                Mark H. Willes/*/
     Malcolm Candlish/*/                 M. Cabell Woodward, Jr./*/


*By:/s/ CHARLES E. FENTON                           April 28, 1998
    ---------------------
        Charles E. Fenton
        Attorney-In-Fact